CORE-MARK INTERNATIONAL SIGNIFICANTLY EXPANDS
               DISTRIBUTION CAPABILITIES THROUGH SALE TO FLEMING


     SOUTH SAN FRANCISCO, CA, April 23, 2002 - Core Mark International, Inc. announced today that it is significantly enhancing its leading distribution capabilities and premier customer service to its retail convenience customers through its combination with the Fleming Companies (NYSE:FLM).

     Fleming is the number one supplier of consumer package goods to retailers of all sizes and formats in the United States. Through its pending acquisitions, including Core-Mark, Fleming will serve nearly 50,000 retail locations, including supermarkets, convenience stores, supercenters, discount stores, limited assortment, drug, specialty, casinos, gift shops, military exchanges and more.

     Robert A. Allen, President and Chief Executive Officer of Core-Mark, said, "We are very excited by the expanded distribution opportunities created by our combination with Fleming. Core-Mark's strong reputation for high-quality service and customer-care fits perfectly with Fleming's outstanding record of success. Our combination with Fleming will create a seamless national geographic network and will allow us to offer our powerful and efficient distribution model to a much greater number of customers."

     Core-Mark is the nation's second largest broad-line, full-service wholesale distributor of packaged consumer products to the convenience retail industry, with 2001 revenues of $3.4 billion. The Company distributes over 30,000 products to its 28,000 customers throughout the western regions of the United States and Canada and is a leading wholesale distributor in each of its major markets.

     Lazard Freres & Co. LLC acted as financial advisor to Core-Mark. # # #